Anton Chia, LLP 3501 Jamboree Rd,

Newport Beach, CA 92660

March 30, 2017

This representation letter is provided in connection with your audit of the financial statements of Max Sound Corporation for the year ended December 31, 2016 for the purpose of expressing an opinion as to whether the financial statements give a true and fair view of the financial position of Max Sound Corporation as of December 31, 2016 and of the results of its operations and its cash flows for the year then ended.

We acknowledge our responsibility for the fair presentation of the financial statements in the Company’s annual Form 10-K.

We confirm, to the best of our knowledge and belief, the following representations:

Include here representations relevant to the entity. Such representations may include the following:

•	There have been no irregularities involving management or employees who have a significant role in internal control or that could have a material effect on the financial statements.
•	We have made available to you all books of account and supporting documentation and all minutes of meetings of shareholders and the board of directors.

•        We confirm the completeness of the information provided regarding the identification of related parties. AUDITING

•	The financial statements are free of material misstatements, including omissions.
•	The Company has complied with all aspects of contractual agreements that could have a material effect on the financial statements in the event of noncompliance. There has been no noncompliance with requirements of regulatory authorities that could have a material effect on the financial statements in the event of noncompliance.
•	The following have been properly recorded and, when appropriate, adequately disclosed in the financial statements:
o	The identity of, and balances and transactions with, related parties.
o	Losses arising from sale and purchase commitments.
o	Agreements and options to buy back assets previously sold.
o	Assets pledged as collateral.
•	We have no plans or intentions that may materially alter the carrying value or classification of assets and liabilities reflected in the financial statements.
•	We have no plans to abandon lines of product or other plans or intentions that will result in any excess or obsolete inventory, and no inventory is stated at an amount in excess of net realizable value.
•	The Company has satisfactory title to all assets and there are no liens or encumbrances on the Company’s assets, except for those that are disclosed in the financial statements.
•	We have recorded or disclosed, as appropriate, all liabilities, both actual and contingent, and have disclosed in the financial statements all guarantees that we have given to third parties.
•	There have been no events subsequent to period end which require adjustment of or disclosure in the financial statements or Notes thereto.
•	There are no formal or informal compensating balance arrangements with any of our cash and investment accounts; except as disclosed in the financial statements.
•	We have properly recorded or disclosed in the financial statements the capital stock repurchase options and agreements, and capital stock reserved for options, warrants, conversions and other requirements.